EXHIBIT 10.42

Ariba, Inc.

807 11TH AVENUE

SUNNYVALE, CA 94089

November 16, 2007

Mr. Tayloe Stansbury

807 11th Avenue

Sunnyvale, CA 94089

Dear Tayloe:

This letter (the “Agreement”) confirms the agreement between you and Ariba, Inc. (the “Company”) regarding the termination of your employment with the Company.

1. Effective Date and Revocation. You have up to 21 days after you received this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me, with copy to our General Counsel. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

2. Termination Date. Your employment with the Company will terminate on a date that you may select but in no event later than December 31, 2007 (the “Termination Date”). You agree to inform me in writing of the date that you select and to provide reasonable advance notice of your selection. Within three business days of the Termination Date, the Company will pay you all of your salary earned through the Termination Date and all of your accrued but unused vacation time or PTO (less all applicable withholding taxes and other deductions). You acknowledge that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

3. Employment until Termination Date. Until the Termination Date, you will remain employed by the Company. Until the Termination Date, the Company will continue paying your salary at the current annual rate. You will be entitled to receive the balance of your incentive bonus for the fiscal year ending September 30, 2007, but you will not be entitled to receive any incentive bonus for the fiscal year ending September 30, 2008.

4. Severance Pay. Within 14 days after the Termination Date, the Company will make a severance payment to you in the amount of $250,000 (which equals 50% of your current annual base salary plus 50% of your current annual target bonus). The severance payment will be made in a lump sum in cash and will be subject to all applicable withholding taxes. If you breach any provision of this Agreement, no payments will be made under this Section 4 and you will return the amounts already received (if any), but this Agreement will remain in effect.

Mr. Tayloe Stansbury

November 16, 2007

5. COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form. If you sign this Agreement and elect to continue group health insurance coverage, then the Company will pay the employer portion of the monthly premium under COBRA for yourself and, if applicable, your dependents until the earliest of (a) the end of the period of six months following the month in which the Termination Date occurs, (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for health insurance in connection with new employment or self-employment. You acknowledge that you otherwise would not have been entitled to any continuation of Company-paid health insurance.

6. Restricted Shares. You currently hold 160,138 unvested shares of the Company’s Common Stock. On the Effective Date, or on the first business day following the Effective Date if the Effective Date falls on a weekend or holiday, you will vest in 60,000 of these shares which will be allocated as follows: 56,666 shares from grant number 00013616 and 3,334 shares from grant number 00012347. The remaining 100,138 unvested shares from those and all other grants will be forfeited on the Effective Date (regardless of your continuing employment). You hereby acknowledge that you will have no further right in, or entitlement to, the remaining 100,138 unvested shares after the Effective Date. In all other respects, the Restricted Stock Agreements between you and the Company will remain in full force and effect, including, but not limited to, the provisions relating to your obligation to pay withholding taxes. You agree that you remain bound by the Company’s Securities Trading Policy which is attached as Exhibit A. You acknowledge and agree that you have no rights relating to the Company’s stock, or rights to purchase the Company’s stock, other than those enumerated in this Section 6.

7. Release of Your Claims. In consideration for receiving the benefits described above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar:

(a) Any claim that arises hereafter;

Mr. Tayloe Stansbury

November 16, 2007

(b) Any claim arising under the Indemnification Agreement dated April 30, 2003, between you and the Company, as amended (the “Indemnification Agreement”);

(c) Any claim to indemnification or advancement of expenses arising under the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), or the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”); or

(d) Any claim to indemnification or advancement of expenses arising under Section 2802 of the California Labor Code or other State statutes.

8. Release of the Company’s Claims. The Company waives, releases and promises never to assert any claims or causes of action, whether or not now known, against you or your successors, agents or assigns with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs and claims of defamation, fraud, breach of contract or breach of the covenant of good faith and fair dealing. However, this release bars only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar:

(a) Any claim that arises hereafter;

(b) Any claim arising under the Indemnification Agreement;

(c) Any claim to repayment of indemnification payments arising under the Certificate or the Bylaws; or

(d) Any claim to repayment of indemnification payments arising under applicable State statutes.

9. Waiver. You and the Company expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

10. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

11. Other Agreements. At all times in the future, you will remain bound by your Employee Agreement with the Company. Until the first anniversary of the Termination

Mr. Tayloe Stansbury

November 16, 2007

Date, you will also remain bound by the covenants described in Section 3 of the Severance Agreement dated June 11, 2004, between you and the Company (the “Severance Agreement”). The continuation of the benefits described in this Agreement is subject to your compliance with those covenants. For this purpose, the list of companies attached to the Severance Agreement as Exhibit B is hereby expanded by adding SAP to that list. The covenants described in Section 3 of the Severance Agreement will cease to apply on the first anniversary of the Termination Date. Except as expressly set forth in this Section 11 and in Section 14, the Severance Agreement is superseded by this Agreement and will have no further effect.

12. Company Property. You represent that you will return to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company within 2 weeks of the Termination Date.

13. Severability; Modifications. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

14. Choice of Law; Arbitration. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions). The arbitration requirement described in Section 7 of the Severance Agreement will also apply to this Agreement.

15. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

ARIBA, INC.

By:	/s/ Robert Calderoni
Title:	Chief Executive Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ H. Tayloe Stansbury
Signature of Tayloe Stansbury

Dated: November 16, 2007